Exhibit 11

                           THE STRIDE RITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except Per Share Data)


                                    Three Months Ended      Nine Months Ended

                                  August 29,   August 30,  August 29, August 30,
                                     1997         1996       1997        1996
                                 -----------  ----------- ----------  ----------

Net income applicable to common
  shares                           $ 8,186      $ 3,193   $19,383      $ 7,583

Calculation of shares:

  Weighted average number of
   common shares outstanding        48,220       49,607    48,863       49,581

  Common shares  attributable to assumed  exercise of dilutive stock options and stock purchase rights using the
   treasury stock method               455          224       478          246
                                   ---------

Average common shares and common
  equivalents outstanding during
  the period                        48,675       49,831    49,341       49,827
                                   =========

Net income per common share        $   .17      $   .06   $   .39      $   .15
                                   =========    =======                =======






















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